EXHIBIT 10.6

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated March 26, 2014 (this “Agreement”), is entered into by and between AntriaBio, Inc., a Delaware corporation, (the “Company”) and Hoyoung Huh, an individual (the “Consultant”).  The Company and the Consultant are collectively referred to as the “parties.”

RECITALS

WHEREAS, the Company and the Consultant are parties to that certain Consulting Agreement, dated July 1, 2012, as amended (the “Consulting Agreement”);

WHEREAS, the Company and Paulson Investment Company Inc. (“Paulson”) have entered into that certain placement agent agreement, dated December 13, 2013 (the “Placement Agent Agreement”)  in which Paulson agreed to serve as the Company’s exclusive placement agent in connection with an offering of the Company’s securities;

WHEREAS, in connection with their mutual obligations under the Placement Agent Agreement, Paulson and the Company are currently conducting an offering of units of the Company in a private placement transaction (the “Transaction”);

WHEREAS, as part of the Transaction, the Company, based on advice from Paulson, determined that it be in the best interests of the success of the Transaction and future financings that the Company modify and/or terminate certain of the Company’s employment and consulting agreements;

WHEREAS, the Consultant, as a shareholder of the Company desires the Company to enter into the Transaction; and

WHEREAS, the Company and the Consultant desire to terminate the Consulting Agreement in accordance with the terms of this Termination Agreement (the “Termination”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

AGREEMENT

1.
Waiver of Consulting Agreement Advance Notice Provisions.  The parties hereby agree to waive any and all advance written notice of termination provisions in the Consulting Agreement (the “Advance Notice Provisions”), including, but not limited to, the Advance Notice Provisions set forth in Section 4  of the Consulting Agreement and further agree to the Termination as of the Effective Date (as defined herein).

2.
Termination of Agreement.  Effective as of January 1, 2014 (the “Effective Date”), the Consulting Agreement is terminated and is of no further force and effect except as expressly set forth in this Agreement.

3.
Release of Liability. On the Effective Date, the Company and the Consultant are fully and unconditionally released and discharged from their respective obligations arising from or connected with the provisions of the Consulting Agreement. This Agreement fully and finally settles any and all demands, charges, accounts, or causes of action of any nature, including, without limitation, claims and causes of action both known and unknown that arose out of or in connection with the Consulting Agreement, and it constitutes a mutual release with respect to the Consulting Agreement.

4.
Compensation.  In addition to Section 3 of this Agreement, the Consultant further agrees to waive all right and interest in and to:  (i) any amounts due and owing to the Consultant as compensation under the terms of the Consulting Agreement; (ii) any bonus compensation due and owing to the Consultant under the terms of the Consulting Agreement; (iii) any insurance coverage, automobile allowance due and owing to the Consultant under the terms of the Consulting Agreement; and (iv) any other compensation or reimbursement due and owing to the Consultant under the terms of the Consulting Agreement that is not otherwise set forth in (i) through (iii) of this Section 4.

5.
Stock Options.  Notwithstanding the provisions of Section 4 of this Agreement, stock options that have been issued to the Consultant prior to this Agreement will remain outstanding as set forth in each of the Consultant’s option agreements.  Notwithstanding the foregoing, the Company shall have no further obligations to issue stock options to the Consultant except at the discretion of the Company’s board of directors.

6.
Condition Precedent.  It shall be a condition precedent to this Agreement that the Consultant enter into a Non-Disclosure Agreement with the Company in substantially the same form as attached hereto as Exhibit A.

7.
Survival of Obligations.  Except for the Confidentiality provisions of the Consulting Agreement as set forth in Section 9 of the Consulting Agreement, no covenants, terms or conditions of the Consulting Agreement shall survive the Termination as specified in this Agreement.

8.
Miscellaneous.  This Agreement is binding on the parties’ successors and assigns.  Nothing in this Agreement shall impact the Consultant’s employment status with the Company, if any, other than as a consultant or Consultant’s  status as a member of the Company’s board of directors. This Agreement may be executed in any number of counterparts, all of which are considered one and the same Agreement notwithstanding that all parties hereto have not signed the same counterpart.  Signatures of this Agreement which are transmitted by facsimile or electronic mail are valid for all purposes.  Any party shall, however, deliver an original signature of this Agreement to the other party upon request.  If any provision of this Agreement is held by the final judgment of any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining portions or provisions must not be impaired or affected, and the rights and obligations of the parties must be construed and enforced as if this Agreement did not contain that certain part, term or provision held to be illegal, invalid or unenforceable.  This Agreement and the rights and obligations of the parties hereto, must be construed and enforced in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ANTRIABIO, INC.

By:       /s/ Nevan Elam
Name:  Nevan Elam
Title:    Chief Executive Officer

CONSULTANT

/s/ Hoyoung Huh
Hoyoung Huh

EXHIBIT A

ANTRIABIO, INC

March 26, 2014

PRIVATE AND CONFIDENTIAL

Hoyoung Huh
890 Santa Cruz Avenue
Menlo Park, CA 94025

Dear Mr. Huh:

In connection with your service as a member of the Board of Directors of AntriaBio, Inc. (“the Company”), a Delaware corporation, you will have access to certain confidential information regarding the Company.  As a condition to the receipt of such information as may be furnished to you from time to time, you agree to comply with the terms and conditions of this agreement.  This agreement shall be binding on you and any of your employees and agents who assist you in any way to furnish such services to the Company.

1.  Definitions.  All information relating to the Company, whether furnished before or after the date of this agreement, shall constitute “Confidential Information” for purposes hereof.  Confidential Information shall include information furnished in both written and oral form, as well as any information (regardless of the media in which such Confidential Information may be embodied) provided to any Director that may be derived from tours of Company facilities, presentations by Company personnel or review of the Company’s products, technology, software, financial statements, customer or supplier lists, drawing, schematic diagrams or other technical information relating thereto.  Confidential Information also include all notes, analyses or studies prepared by any Director.

2.  Exclusions.  “Confidential Information,” however, shall not include information that (i) was in the public domain before disclosure to a Director or that becomes part of the public domain after disclosure to any Director through no action or fault of any member of any Director, (ii) information that any Director can demonstrate was in such Director’s possession before disclosure to such Director by the Company or its representative; or (iii) information that was received by a Director from a third party having a legal right to transmit such information.

3.  General Duties of Confidentiality and Non-Use.   Each Director shall:

(a)           keep the Confidential Information in confidence and not disclose such information to any third party except as reasonably required to perform its services to the Company and then only under a written obligation of confidentiality and non-use no less restrictive than the terms and conditions set forth herein;

        (b)           use the Confidential Information solely for the benefit of the Company and not in any way adverse or detrimental to the Company, including, without limitation, to reverse engineer the Company’s products or otherwise develop products competitive with those of the Company;

(c)           take reasonable precautions to keep the Confidential Information confidential as described herein; provided, however, that you may disclose Confidential Information to any Representative who reasonably has a need to know such information in connection with providing consulting and advisory services to the Company;

(d)           maintain complete and accurate records of the persons to whom Confidential Information are disclosed, which records shall be maintained for at least two (2) years after completion of your services for the Company;

(d)           cooperate fully with the Company in any reasonable legal actions taken by the Company to protect its rights in the Confidential Information and, if any Director is requested or required by law to disclose any Confidential Information, such Director shall provide the Company with prompt oral and written notice thereof, so that the Company may seek, with such Director’s reasonable assistance, a suitable protective order or other remedy to limit any public release of such information; and

(e)           upon the Company’s request, delete or return to the Company all Confidential Information; not retain any copies, extracts or other reproductions thereof (in whole or in part) , including any documents, memoranda, notes and other writings whatsoever (including all copies, extracts, or other reproductions) prepared by any Director that are based on or extracted from the Confidential Information will be destroyed; and certify such deletion or return in writing to the Company, provided, such deletion or return shall not relieve the duties of confidentiality and non-use hereunder.

4.  No Warranties.  Each Director acknowledges that the Confidential Information is furnished “as is” and Company makes no express or implied representation or warranty as to the accuracy or completeness of thereof.  The Company shall not have any liability to any Director relating to or resulting from use of the Confidential Information or any error or omission therein.

5.  Contact Restrictions.   Each Director shall:

(a)           make any inquiries or requests for Confidential Information and other communications with the Company only through the Company’s Chief Executive Officer (“CEO)” or Chief Financial Officer (“CFO”) unless otherwise directed by such CEO or CFO; and

(b)           not contact the Company’s employees, customers or suppliers or other third parties with respect to any Confidential Information unless directed or authorized to do so by such CEO or CFO.

6.  No Solicitation.  Except upon the Company’s written consent, each Director shall not solicit or cause to be solicited for employment any officer-level employee of the Company and shall not hire any employee with whom such Director had contact in the course of services to the Company for a period of one (1) year after the date hereof.  Any such Company consent granted shall be revocable at any time.  For purposes of this paragraph, solicitation shall not include solicitation of employees by advertising in periodicals of general circulation.

        7.  Prohibitions.    Until the expiration of three (3) years from the date hereof, each Director shall not:

(a)           in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries;

(b)           except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries;

(c)           make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company  or any of its subsidiaries;

(d)           form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries;

(e)           otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

(f)           disclose any intention, plan or arrangement inconsistent with the foregoing;

(g)           advise, assist or encourage any other persons in connection with any of the foregoing;

(h)           request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this section;

(i)           take any action that might require the Company to make a public announcement regarding the possibility of a business combination or merger; or

(j)           use or disclose any Confidential Information or otherwise act in any manner that would be in conflict with its duties as an Director to Company.

8.  Injunctive Relief.   Each Director acknowledges that money damages would not be a sufficient remedy for any material breach of this Agreement by such Director and that, in addition to any other available legal or equitable remedies, the Company may seek an injunction or specific performance for any breach hereof without proof of actual damages.  Each Director hereby waives any requirement for posting any bond in connection with such remedy.

9.  Attorneys’ Fees.   In any legal proceeding hereunder, the prevailing party may also recover its costs and expenses, including reasonable attorneys’ fees thereby incurred.

10.  Waiver.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        11.  Integration; Amendment.  This Agreement embodies the entire understanding and agreement between the parties with respect to the Confidential Information and supersedes any prior understandings and agreements relating thereto.  This Agreement may be amended, or its requirements waived, only by a writing signed by the parties.

12.  Governing Law; Choice of Forum.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, excluding its conflict of laws rules.

If you agree with and accept the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

ANTRIABIO, INC.

By: /s/ Nevan Elam
Name: Nevan Elam
Title: Chief Executive Officer

Accepted and Agreed as of
March 26, 2014:

Hoyoung Huh, Director By: /s/ Hoyoung Huh Name: Hoyoung Huh